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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	CONTACT: MICHAEL N. KENNEDY MANAGER—INVESTOR RELATIONS 303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL DELAYS EARNINGS RELEASE AND ANNOUNCES CERTAIN
2003 RESULTS AND RESERVES

        DENVER, COLORADO—February 10, 2004—Forest Oil Corporation (Forest) announced today that it will delay its previously announced earnings release and its teleconference call scheduled for February 12, 2004. The evaluation of the effect of the previously announced downward reserve revisions on Forest's financial statements has not yet been completed. Forest will announce the date of its earnings release and teleconference call at a future date.

        Forest released certain reserve, financial and operational data for the fourth quarter of 2003 and the full year of 2003:

Reserves

        Forest reported year-end 2003 estimated proved reserves of approximately 1.3 TCFE, all of which are located in North America. At year-end 2003, 25% of Forest's estimated proved reserves were classified as proved undeveloped. The estimated proved reserves consist of 62% natural gas and 38% oil, condensate and natural gas liquids.

        As previously announced, Forest reduced the estimated proved oil reserves associated with its Redoubt Shoal Field from its 2002 year-end estimate by 49 million barrels, of which 36 million barrels were categorized as proved undeveloped. This resulted in estimated proved oil reserves associated with Redoubt Shoal being reduced to 8 million barrels as of December 31, 2003.

        Production results in 2003 from Redoubt Shoal, which began production in December 2002, were lower than those originally estimated. In addition, data from wells drilled in 2003 in Redoubt Shoal, when integrated with pre-existing data, reflected significantly lower oil in place than the estimates at December 31, 2002, lower overall recovery efficiencies and economic cutoffs. During the second half of 2003 Forest undertook an integrated field study of the Redoubt Shoal Field examining the production performance, field data and well data for 2003 activity. The revision was a result of the study, after applying economic cutoffs. In addition to preparing and reporting its own internal estimates of proved reserves at Redoubt Shoal, Forest also engaged Ryder Scott Company to prepare independent estimates of proved reserves at Redoubt Shoal as of the end of 2001, 2002, and 2003.

        Forest had additional downward revisions in its estimated proved reserves for other properties in the fourth quarter of 2003 totaling approximately 143 Bcfe. These are in addition to 36 Bcfe of downward revisions to estimated proved reserves taken previously in 2003. These downward revisions are due to a variety of factors, including recent production performance and revised field development plans. The estimates for these other properties were also independently reviewed by Ryder Scott Company at December 31, 2002 and 2003.

        The following table summarizes the estimated proved reserve activity in 2003:

Bcfe
Balance at December 31, 2002	1,560
Purchases of Reserves in Place	322
Extensions and Discoveries	58
Sales of Reserves in Place	(22)
Production	(149)
Revisions of previous estimates	(473)

Balance at December 31, 2003	1,296

        The following table shows the distribution of estimated proved reserves by business unit as of December 31, 2003 and 2002:

	2003	2002
Proved Reserve %:
Gulf Coast	47	38
Western	30	20
Canada	12	11
Alaska	11	31

Total	100	100

        Forest's year-end 2003 estimates of proved reserves were independently reviewed by two independent petroleum engineering firms. Ryder Scott Company independently reviewed Forest's estimates of the reserves in its properties in the United States and Canada, except the properties acquired by Forest on December 31, 2003 in the Permian Basin and South Texas, which were independently reviewed by another independent petroleum engineering firm. Together, these firms independently reviewed estimates relating to properties constituting over 80% of Forest's reserves based on their PV-10 value and volumes.

Certain Comparative Financial and Operating Data

        The following table sets forth certain of Forest's financial and operating statistics for the three months and years ended December 31, 2003 and 2002:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Daily natural gas sales volumes (MMCF/d):
United States	257.7	215.9	231.1	215.2
Canada	36.6	31.0	34.6	37.0

Total	294.3	246.9	265.7	252.2
Daily liquids sales volumes (MBBLS/d):
United States	21.6	19.4	21.0	20.5
Canada	2.7	3.1	2.8	3.2

Total	24.3	22.5	23.8	23.7
Equivalent daily sales volumes (MMCFE/d):
United States	387.6	332.3	357.5	338.1
Canada	52.6	49.5	51.2	56.4

Total	440.2	381.8	408.7	394.5
Total equivalent sales volumes (BCFE)	40.5	35.1	149.2	144.0
Oil and gas sales revenue ($millions)	172.5	126.6	655.2	471.7
Average gas sales price ($/MCF)	4.34	3.58	4.53	3.13
Average liquids sales price ($/BBL)	24.51	21.87	24.77	21.16
Oil and gas production expense ($millions)	43.3	38.8	154.2	158.7
Oil and gas production expense ($/MCFE)	1.07	1.10	1.03	1.10

Certain 2003 Financial and Operational Results

        In the fourth quarter of 2003, oil and gas sales volumes increased 15% compared to the fourth quarter of 2002 and 10% compared to the third quarter of 2003 due primarily to production from Gulf Coast properties purchased on October 31, 2003. For the year, sales volumes increased by approximately 4%, due primarily to acquisitions made during 2003.

        Increased price realizations for both oil and gas, combined with higher sales volumes, generated oil and gas revenue increases of 36% in the quarter and 39% for the year ended December 31, 2003, compared to corresponding periods in 2002.

        Oil and gas production expense increased in the fourth quarter of 2003 due primarily to property acquisitions in the Gulf of Mexico. On a per-unit basis, direct operating costs decreased in the fourth quarter and the year-ended December 31, 2003, by 2% and 8%, respectively, compared to the corresponding 2002 periods. The per-unit decreases reflect cost cutting measures employed throughout Forest's operations, offset somewhat by increases in production and ad valorem taxes.

        General and administrative expense decreased to $6.9 million and $36.3 million for the quarter and year-ended December 31, 2003, respectively, compared to $10.9 million and $37.6 million, respectively, for the corresponding periods in 2002. The decreases in the 2003 periods resulted primarily from cost reduction measures in corporate areas and from higher fixed rate overhead recoveries. General and administrative expense for the year-ended December 31, 2003 was lower than 2002 despite the inclusion of approximately $3.6 million attributable to severance costs and termination of the Canadian defined benefit pension plan.

        Forest has agreed to sell the business of its Canadian marketing subsidiary, Producers Marketing Ltd., to a third party for approximately $8.4 million cash and other contingent payments over the next five years. Forest believes the marketing operation is not a core asset and will redeploy the sale proceeds to its core business. As a result of this transaction, Forest will record an after-tax loss of approximately $6.4 million. Any additional purchase consideration received in the future pursuant to the contingent payment will be recorded as income when earned.

        Forest also previously announced that it will impair the carrying value of certain of its international exploration assets in light of both Forest's announced strategy to shift capital away from frontier exploration and developments in the fourth quarter. Specifically, Forest expects to record a non-cash impairment expense for 2003 of approximately $17.0 million ($10.7 million after-tax).

Capital Activities

        During 2003, Forest drilled a total of 129 wells with an overall success rate of 84%. Approximately 58% of the total 2003 capital expenditures of $728.7 million was dedicated to acquisitions, 14% to exploration activity and 28% to development activity.

        The following chart summarizes capital expenditures incurred in 2003 for exploration and development and acquisition activities (in millions):

	United States		Canada	International	Consolidated Total
Exploration	$63.9		32.2	8.2	104.3
Development	185.8		14.4	—	200.2
Acquisitions	424.2	*	—	—	424.2	*

Capital expenditures	$673.9		46.6	8.2	728.7

*
Includes $33 million of deferred tax effect under purchase accounting rules.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

        Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

        February 10, 2004

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FOREST OIL DELAYS EARNINGS RELEASE AND ANNOUNCES CERTAIN 2003 RESULTS AND RESERVES
FORWARD-LOOKING STATEMENTS